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                                                                      EXHIBIT 23






                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Claire's Stores, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-58549) and Form S-8 (No. 333-42027) of Claire's Stores, Inc. of our report dated March 12, 2003, relating to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of February 1, 2003 and February 2, 2002, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the fiscal years ended February 1, 2003, February 2, 2002, and February 3, 2001, which report appears in the February 1, 2003 Annual Report on Form 10-K of Claire's Stores, Inc.

Our report dated March 12, 2003 refers to a change in method of accounting for goodwill and intangible assets in the year ended February 1, 2003.




Fort Lauderdale, Florida
May 1, 2003